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                                                                   EXHIBIT 10.13

                        iBEAM Broadcasting Corporation
                       2903 Bunker Hill Lane, Suite 201
                             Santa Clara, CA 95054


November 18, 1998

Chris L. Dier
2793 Gardendale Drive
San Jose, CA 95125

Dear Chris,

iBEAM Broadcasting Corporation (the "Company") is pleased to offer and confirm your employment on the following terms and conditions:

Position. You will serve in a full-time capacity as Chief Financial Officer. You
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will initially report directly to Michael Bowles, CEO / President.

Compensation. You will be paid an annual salary of $180,000.00 payable in
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accordance with the Company's standard payroll practices for salaried employees.
You will also have the opportunity to earn up to an additional $20,000.00 bonus annually based upon the successful attainment of mutually agreed upon performance goals. Payable at target at the rate of $1,666.00 for calendar Q4 1998, then at the rate of $5,000.00 per every calendar quarter thereafter.
Salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

Stock Options. Subject to Board approval at the next scheduled meeting, you will
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receive an option to purchase 130,000 shares to be adjusted to equal 1.5% of the fully diluted common shares, assuming preferred shares are converted to common and including granted employee options and the ungranted pool for employee options, after the next financing of not less than $6 million. Not more than $8 million will be included for purposes by calculating such adjustment of the Company's Common Stock at an exercise price at the fair market value of the Company's Common Stock at the time such options are approved by the Board. Such option shall vest over four years with a fourth of the options vesting at the end of the first 5 years and then monthly thereafter. Your option grants will include a provision providing for accelerated vesting of 50% of your remaining unvested option balance upon a change of control where you are not designated as the Chief Financial Officer reporting to the Chief Executive Officer of the combined company. In addition to ongoing salary payments, you will receive a termination payment equal to six (6) months full compensation payable to you the earlier of six (6) months after change of control or termination of your employment by the acquiring company.

Health Benefits. The Company provides a competitive health plan to all its
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employees and their dependents with prior existing conditions covered as per the requirements of California Law.

Proprietary Information and Inventions Agreement. As with all Company employees,
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you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, attached as Exhibit A.

Period of Employment. Your employment with the Company will be "at will,"
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meaning that either you or the Company wilt be entitled to terminate your employment at any time for any reason, with or
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without cause. Any contrary, representations which may have been made to you are superseded by this offer.

Outside Activities. During the period that you render services to the Company,
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you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity except that you may remain a member of the Board of Director of Pavilion Technologies, Inc., through June 31, 1999 without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Vacation. In addition to the company's standard vacation policy, it is agreed
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that you may take five (5) days of unpaid vacation days previously scheduled by you prior to December 31, 1998. Those days are December 3rd, 4th, 7th, 28th and 29th. The 28th and 29th shall be changed if necessary to conclude financing for the company.

Entire Agreement. This letter and all of the exhibits attached hereto contain
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all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

We're very excited about the possibility of having you work at iBEAM. If you accept the offer, please sign it and Exhibit A and return both documents to me within 3 days from the receipt of this offer.

AGREED AND ACCEPTED                 Very Truly yours,

     11/18/98
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Date                                /s/ Michael Bowles

     11/19/98                       iBEAM Broadcasting Corporation
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Start Date                          Michael Bowles
                                    President & CEO

    /s/ Chris L. Dier
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Chris L. Dier